UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016 (December 22, 2016)

FIRST DATA CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-11073	47-0731996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 LIBERTY STREET 29th FLOOR NEW YORK, NEW YORK	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 735-3362

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 22, 2016, First Data Corporation (First Data) filed a Certificate of Retirement with the Secretary of State of the State of Delaware to retire 175,001,996 shares of Class B Common Stock, par value $0.01 per share, of First Data (Class B Common Stock). All 175,001,996 shares of Class B Common Stock were converted into shares of Class A Common Stock, par value $0.01 per share, of First Data (Class A Common Stock). First Data’s Amended and Restated Certificate of Incorporation requires that any shares of Class B Common Stock that are converted into shares of Class A Common Stock be retired and may not be reissued.
Effective upon filing, the Certificate of Retirement amended the Amended and Restated Certificate of Incorporation of First Data to reduce the total number of authorized shares of capital stock of First Data by 175,001,996 shares. The total number of authorized shares of First Data is now 2,324,998,004 shares, consisting of 1,600,000,000 shares designated Class A Common Stock, 624,998,004 shares designated Class B Common Stock, and 100,000,000 shares designated preferred stock, $0.01 par value per share. A copy of the Certificate of Retirement is attached as Exhibit 3.1 hereto.

Item 8.01.    Other Events

On December 23, 2016, First Data gave notice to the trustee for its 6.75% Senior Secured Notes due 2020 that First Data intends to redeem $1 billion of the notes on January 24, 2017. First Data’s obligation to pay the redemption amount is conditioned upon consummation of a debt financing to be offered following the date of the notice that yields net proceeds that are sufficient to pay the redemption amount. The condition may be waived by First Data in its sole discretion. This Form 8-K does not constitute a notice of redemption.

Item 9.01.    Financial Statements and Exhibits

(d)         The following is a list of the Exhibits filed with this report.

Exhibit No	Description of Exhibit
3.1	Certificate of Retirement of 175,001,996 Shares of Class B Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

By: /s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary

Date: December 27, 2016